Exhibit 5.1

November 10, 2010

DCP Midstream Partners, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 2,875,000 common units (including common units to be issued upon exercise of the underwriters’ option to purchase additional common units) representing limited partner interests in the Partnership (the “Common Units”) pursuant to an underwriting agreement dated November 10, 2010 (the “Underwriting Agreement”), among the Partnership, DCP Midstream GP, LP, a Delaware limited partnership, DCP Midstream GP, LLC, a Delaware limited liability company, and the underwriters named in Schedule II thereto (the “Underwriters”).

We have also participated in the preparation of a prospectus supplement dated November 10, 2010 (the “Prospectus Supplement”), and the prospectus dated May 26, 2010 (the “Prospectus”), each forming part of the Registration Statement on Form S-3 (File No. 333-167108), as amended (the “Registration Statement”), to which this opinion is an exhibit. The Prospectus Supplement has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below, including, but not limited to, the Underwriting Agreement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 1, 2006, as amended by Amendment No. 1 thereto dated as of April 11, 2008, and Amendment No. 2 thereto dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. In connection with the opinion hereinafter expressed, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that, when issued and delivered on behalf of the Partnership against payment therefor by the Underwriters in accordance with the Underwriting Agreement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Act and except as otherwise described in the Prospectus Supplement and the Prospectus).

The opinions expressed herein are limited in all respects to the Delaware Act (which with respect to such Act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion other than as to the Delaware Act. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP